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                                                               EXHIBIT (10)(iii)

                                                                February 7, 2002

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of February 7, 2002, by and between American Standard Companies Inc., a Delaware corporation (the "Company"), and Frederic M. Poses (the "Executive").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, the Company and the Executive have previously entered into an employment agreement, dated October 13, 1999, and amended March 17, 2000 (the "Prior Agreement"), under which the Executive's employment commenced January 1, 2000;

         WHEREAS, the Company desires to continue to secure the services of the Executive for a period of several years and to provide him with the appropriate incentives to continue to enhance the value of the Company for the benefit of its shareholders;

         WHEREAS, the Company and the Executive wish to amend and restate the Prior Agreement, effective as of February 7, 2002 (the "Restatement Date"); and

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

    1. Employment. Except as provided in Paragraph 6(a), the Company shall employ the Executive for the period commencing January 1, 2000 (the "Commencement Date") and ending on December 31, 2006. The period during which the Executive is employed pursuant to this Agreement shall be referred to as the "Employment Period".

    2. Position and Duties. During the Employment Period, the Executive shall serve as Chairman and Chief Executive Officer of the Company and report directly to the Board of Directors of the Company (the "Board"). During the Employment Period, the Company shall use its best efforts to have the Executive continued as a member of the Board. During the Employment Period, the Executive shall have the duties, responsibilities and obligations customarily assigned to the chief executive officer of a public company of similar size and such other duties and responsibilities for the Company and its subsidiaries consistent with his position as the Board shall from time to time specify. The Executive shall devote his full time to the services required of him hereunder, except for vacation time and reasonable periods of absence due to sickness,

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personal injury or other disability, and shall use his best efforts, judgment, skill and energy to perform such services in a manner consonant with the duties of his position and to improve and advance the business and interests of the Company and its subsidiaries. Nothing contained herein shall preclude the Executive from (i) serving on the board of directors of any business corporation with the consent of the Board, (ii) serving on the board of, or working for, any charitable or community organization or (iii) pursuing his personal financial and legal affairs, so long as such activities, individually or collectively, do not interfere with the performance of the Executive's duties hereunder.

    3.   Compensation.

         a. Base Salary. During the Employment Period, the Company shall pay the Executive a base salary at the annual rate of $1,000,000. The parties acknowledge and agree that the Executive's performance warrants an increase in his base salary from that in effect at the Commencement Date, but because any increase in such salary would result in a non-deductible expense for the Company, the Executive has agreed that no increase shall be implemented. The annual base salary payable under this paragraph shall be reduced, however, to the extent the Executive elects to defer such salary under the terms of any deferred compensation or savings plan or arrangement maintained or established by the Company. The Executive's annual base salary payable hereunder, without reduction for any amounts deferred as described above, is referred to herein as "Base Salary". The Company shall pay the Executive the portion of his Base Salary not deferred in accordance with its standard payroll practices for senior executives.

         b. Incentive Compensation. During the term of the Employment Period, the Executive shall participate in the Company's existing and future annual and long-term incentive compensation programs at a level commensurate with his position at the Company and consistent with the Company's then current policies and practices. Notwithstanding the foregoing, during the Employment Period, the Company shall make available an annual incentive target award of at least $1,700,000 and a long-term incentive target award for each performance period commencing during the Employment Period of at least $1,700,000, in each case subject to the terms and conditions of the applicable plan.

    4. Stock Option Grants. On the Restatement Date, the Company has awarded the Executive an option (the "Retention Grant") to purchase 1,000,000 shares of the Company's Common Stock at an exercise price per share equal to the fair market value of a share of such stock (determined in accordance with the terms of the American Standard Companies Inc. Stock Incentive Plan (the "Stock Incentive Plan")) on the date of grant. The Retention Grant shall become exercisable as follows: 250,000 shares will vest and become exercisable in three approximately equal annual installments on each of the first three anniversaries of the Restatement Date; 200,000 shares will vest and become exercisable on December 31, 2005; 300,000 shares will vest and become exercisable on December 31, 2006; and 250,000 shares will vest on December 31, 2006 and become exercisable on December 31, 2007. The Company has awarded the Executive an additional stock option grant (the "Contingent Grant") in respect of 250,000 shares of the

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Company's Common Stock, at an exercise price per share equal to the fair market value thereof on the Restatement Date, which will also vest on December 31, 2006 and become exercisable on December 31, 2007, and which is made under the American Standard Companies Inc. 2002 Omnibus Incentive Plan (the "Omnibus Plan") and is contingent on approval of the Omnibus Plan by the Company's stockholders at their annual Meeting on May 2, 2002. Except as otherwise provided above, each of the Retention Grant and the Contingent Grant shall be subject to, and have such terms and conditions as are set forth in (or are otherwise standard with respect to option grants made pursuant to), the Stock Incentive Plan and the Omnibus Plan.

    5.   Benefits, Perquisites and Expenses.

         a. Benefits. During the Employment Period, the Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained by the Company, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (ii) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by the Company, in each case, whether now existing or established hereafter, to the extent that the Executive is eligible to participate in any such plan under the generally applicable provisions thereof. The Company may amend or terminate any such plan at its discretion. Notwithstanding anything else contained herein to the contrary, the Executive shall at all times be deemed vested in his accrued benefit under the Company's Supplemental Executive Retirement Plan ("SERP") and, so long as the Executive remains in the employ of the Company through December 31, 2006, the Executive will not be subject to any actuarial reduction factor regardless of his age when his benefits under the SERP actually commence.

         b. Perquisites. During the Employment Period, the Executive shall be entitled to up to four weeks' paid vacation annually and shall also be entitled to receive such perquisites as are generally provided to other senior officers of the Company in accordance with the then current policies and practices of the Company. To recognize the Executive's contribution to the organization, the Company shall also make a contribution for each full year of the Employment Period after 2001 in an amount of not less than $100,000 to such charitable organization(s) as the Executive may from time to time specify to the Company in writing, provided that such contribution shall be subject to any and all conditions generally applicable to charitable contributions made by the Company.

         c. Business Expenses. During the Employment Period, the Company shall pay or reimburse the Executive for all reasonable expenses incurred or paid by the Executive in the performance of the Executive's duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.

         d. Indemnification. The Company shall indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising

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from or out of the Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which the Executive serves at the request of the Company on at least the same basis as it indemnifies members of the Board generally and its other senior officers.

    6.   Termination of Employment.

         a. Early Termination of the Employment Period. Notwithstanding Paragraph 1, the Employment Period shall end upon the earliest to occur of (i) a termination of the Executive's employment on account of the Executive's death,
(ii) a termination due to Disability, (iii) a termination for Cause or (iv) a termination without Cause or (v) a termination for Good Reason. The terms "Cause" or "Disability" and "Good Reason" shall have the meanings ascribed thereto in the American Standard Companies Inc., Corporate Officers Severance Plan, as in effect on the Restatement Date or, if more favorable to the Executive, as the same may be amended or restated after the Restatement Date (the "Severance Plan").

         b. Benefits Payable Upon Termination. Following the end of the Employment Period, whether pursuant to Paragraph 1 or as a result of an early termination pursuant to Paragraph 6(a), the Executive (or, in the event of his death, his surviving spouse, if any, or his estate) shall in all events receive his Earned Salary and Vested Benefits (as each such term is defined below). In addition, upon a termination of his employment by the Company without Cause or by the Executive for Good Reason, the Executive shall also be entitled to receive the benefits payable to him in accordance with the terms and conditions of the Severance Plan (including, without limitation, any requirement that the Executive execute a standard form of release established in accordance with the terms of the Severance Plan). "Earned Salary" means any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends (other than compensation previously deferred pursuant to the Executive's election, which shall be treated as a Vested Benefit). "Vested Benefits" means amounts which are vested or which the Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries.

         c. Full Discharge of Company Obligations. The amounts payable to the Executive pursuant to this Paragraph 6 following termination of his employment (including amounts payable with respect to Vested Benefits) and, if applicable, the Severance Plan shall be in full and complete satisfaction of the Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon the Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to the Executive in connection with this Agreement or otherwise in connection with the Executive's employment with the Company and its subsidiaries. Nothing in this Paragraph 6(c) shall be construed to relieve the Executive from any obligations to the Company that are imposed upon him as a condition to receive the payment of any

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severance or other benefits that may be due him pursuant to Paragraph 6(b) under the Severance Plan.

    7.   Non-competition and Confidentiality.

         a. Non-competition. During the Employment Period and during the one year period during which certain options will become exercisable as stated herein, the Executive shall not become associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), that is actively engaged in any geographic area in any business which is in competition with the business of the Company.

         b. Confidentiality. Except when acting on behalf of the Company, or to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, the Executive shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board of Directors and management), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of the Executive's breach of this Section 7(b)).

         c. Company Property. Promptly following the Executive's termination of employment, the Executive shall return to the Company all property of the Company, and all copies thereof in the Executive's possession or under his control.

         d. Non-Solicitation of Employees. During the same period set forth in 7(a) herein, the Executive shall not directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and (directly or indirectly), either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by the Company or a subsidiary thereof unless such person shall have ceased to be employed by such entity for a period of at least 6 months.

         e. Injunctive Relief with Respect to Covenants. The Executive acknowledges and agrees that the covenants and obligations of the Executive with respect to non-competition, non-solicitation, confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate

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remedies are not available at law. Therefore, the Executive agrees that the
Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants and obligations contained in this Paragraph 7. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In connection with the foregoing provisions of this Paragraph 7, the Executive represents that his economic means and circumstances are such that such provisions will not prevent him from providing for himself and his family on a basis satisfactory to him.

    8.   Miscellaneous.

         a. Survival. Paragraphs 6 (relating to early termination), 7 (relating to non-competition, non-solicitation and confidentiality) and 8(g) (relating to governing law) shall survive the termination hereof, whether such termination shall be by expiration of the Employment Period or an early termination pursuant to Paragraph 6 hereof.

         b. Successors, Assignment and Entire Agreement. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Company's stock, a merger, consolidation or reorganization involving the Company or, unless the Company otherwise elects in writing, a sale of the assets of the business of the Company (or portion thereof) in which the Executive performs a majority of his services. This Agreement shall also inure to the benefit of the Executive's heirs, executors, administrators and legal representatives. Except as provided under this Paragraph 8(b), neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein and expressly supersedes and replaces the provisions of the letter agreement between the Executive and the Company dated October 13, 1999 (other than those provisions related to the grant of an option to acquire shares of the Company's Common Stock and to the award of restricted shares of the Company's Common Stock). No other agreement relating to the terms of the Executive's employment by the Company, oral or otherwise, unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein.

         c. Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any of Paragraph 7(a), (b) or (c) is not enforceable in accordance with its terms, the Executive and the Company agree that such Paragraph shall be reformed to make such Paragraph enforceable in a manner which provides the Company the maximum rights permitted at law.

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         d. Notices. Any notice required or desired to be delivered under this
Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed to the Company, attn. General Counsel, at its corporate headquarters and to the Executive on the address listed as his primary residence on the Company books and records.

         e. Amendments; Waiver. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

         f. Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local income or employment tax laws or similar statutes or other provisions of law then in effect.

         g. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has hereunto set his hand as of the day and year first above written.

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                                       American Standard Companies Inc.
WITNESS:
/s/  Roger W. Parsons                  By: /s/ Lawrence B. Costello
------------------------------------       -------------------------------------
                                           Lawrence B. Costello
                                           Sr. Vice President, Human Resources

WITNESS:
/s/ Roger W. Parsons                       /s/ Frederic M. Poses
------------------------------------       -------------------------------------
                                           Frederic M. Poses
                                           Chairman and Chief Executive Officer